Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

3 E Network Technology Group Ltd

We hereby consent to the use our report dated November 14, 2025 in this Registration Statement on Form F-1 dated November 25, 2025 of 3 E Network Technology Group Ltd (the “Company”), relating to the consolidated balance sheets of the Company as of June 30, 2025, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year ended June 30, 2025, and the related notes (collectively referred to as the consolidated financial statements). We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ GGF CPA LTD

PCAOB No.: 2729

Guangzhou, China

November 25, 2025